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                                                                              Exhibit (11)


                   OWENS-CORNING FIBERGLAS CORPORATION AND SUBSIDIARIES

                             COMPUTATION OF PER SHARE EARNINGS


                                                         Quarter           Nine Months
                                                          Ended               Ended
                                                      September 30,       September 30,
                                                      -------------       -------------
                                                     1994       1993      1994      1993
                                                     ----       ----      ----      ----
                                                          (In millions of dollars,
                                                             except share data)
Primary:
- --------

Net Income                                        $    53    $    48   $   116   $    98
                                                  =======    =======   =======   =======

Weighted average number of shares
  outstanding (thousands)                          43,799     42,767    43,474    42,637
Weighted average common equivalent
  shares (thousands):
    Deferred awards                                    19        303        22       308
    Stock options using average
      market price                                    709        603       638       577
                                                  -------    -------   -------   -------
Primary weighted average number of
  common shares outstanding and
  common equivalent shares (thousands)             44,527     43,673    44,134    43,522
                                                  =======    =======   =======   =======

Primary per share amount                          $  1.19    $  1.09   $  2.63   $  2.25
                                                  =======    =======   =======   =======

Fully Diluted:
- --------------

Net Income                                        $    55    $    50   $   122   $   104
                                                  =======    =======   =======   =======


Weighted average number of shares
  outstanding (thousands)                          43,799     42,767    43,474    42,637
Weighted average common equivalent
  shares (thousands):
    Deferred awards                                    19        303        22       308
    Stock options using the higher
      of average market price or
      market price at end of period                   729        617       652       598
Shares from assumed conversion of debt              5,798      5,798     5,798     5,798
                                                  -------    -------   -------   -------

Fully diluted weighted average number
  of common shares outstanding and
  common equivalent shares (thousands)             50,345     49,485    49,946    49,341
                                                  =======    =======   =======   =======

Fully diluted per share amount                    $  1.09    $  1.01   $  2.45  $   2.11
                                                  =======    =======   =======   =======
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